Exhibit 99.1

NuStar GP Holdings, LLC Reports Fourth Quarter 2010 Earnings and

Announces Quarterly Distribution

2010 Income Highest Ever and Meets Consensus Estimates

2010 Total Distributions 8.1% Higher than 2009

SAN ANTONIO, January 31, 2011 – NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the fourth quarter of 2010 was $19.6 million, or $0.46 per unit, compared to $18.9 million, or $0.45 per unit, for the fourth quarter of 2009. For the year ended December 31, 2010, distributable cash flow available to unitholders was $79.6 million, or $1.87 per unit, compared to $74.7 million, or $1.76 per unit in 2009.

Fourth quarter 2010 net income was $15.3 million, or $0.35 per unit, compared to $17.0 million, or $0.40 per unit, for the fourth quarter of 2009. For the year ended December 31, 2010, net income was a record $72.5 million, or $1.70 per unit, compared to $68.1 million, or $1.60 per unit in 2009.

With respect to the quarterly distribution to unitholders for the fourth quarter of 2010, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.48 per unit. This quarterly distribution represents an increase of $0.045 per unit, or 10.3 percent, over the $0.435 distribution for the fourth quarter of 2009. The fourth quarter 2010 distribution will be paid on February 16, 2011, to holders of record as of February 8, 2011.

“Due primarily to the approximate 1% increase in NuStar Energy L.P’s 2010 distribution and the cash flow benefits realized as a result of NuStar Energy L.P. issuing equity during 2010, NuStar GP Holdings, LLC was able to increase its 2010 total distributions by 8.1%. Total 2010 declared distributions of $1.87 per unit were $0.14 per unit higher than the $1.73 per unit distribution declared in 2009,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

Anastasio added, “In 2011, NuStar GP Holdings, LLC should benefit from increased EBITDA in NuStar Energy L.P.’s storage and asphalt and fuels marketing segments. Internal growth projects completed at NuStar Energy L.P.’s St. James, LA, and St. Eustatius terminal facilities in 2010 and 2011 should be the major contributors to the increases in the storage segment’s EBITDA. We expect slightly improving asphalt margins and continued strong earnings results in fuels marketing operations to cause EBITDA in NuStar Energy L.P.’s asphalt and fuels marketing segment to also be higher.”

-More-

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, January 31, 2011, to discuss the financial results for the fourth quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 33425793. International callers may access the presentation by dialing 706/645-0327, passcode 33425793. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 33425793. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 15.6 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$15,416	$12,793	$66,859	$65,573

General and administrative expenses	(1,063)	(1,346)	(3,184)	(3,502)
Other income, net	1,440	5,536	9,475	5,555
Interest expense, net	(204)	(226)	(1,106)	(363)

Income before income tax (expense) benefit	15,589	16,757	72,044	67,263
Income tax (expense) benefit	(282)	231	419	834

Net income	$15,307	$16,988	$72,463	$68,097

Basic net income per unit	$0.35	$0.40	$1.70	$1.60

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$859	$591	$4,113	$3,924
General partner incentive distribution	8,568	7,799	33,304	28,712

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	9,427	8,390	37,417	32,636
Limited partner interest in earnings of NuStar Energy L.P.	6,710	5,124	32,326	35,821
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,884)	(2,884)

Equity in earnings of NuStar Energy L.P.	$15,416	$12,793	$66,859	$65,573

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,592	$1,467	$6,227	$5,430
General partner incentive distribution	8,568	7,799	33,304	28,712
Limited partner interest - common units	11,038	11,005	43,924	43,557

Total distributions from NuStar Energy L.P.	21,198	20,271	83,455	77,699
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(1,063)	(1,346)	(3,184)	(3,502)
Income tax (expense) benefit	(282)	231	419	834
Interest expense, net	(204)	(226)	(1,106)	(363)

Distributable cash flow	$19,649	$18,930	$79,584	$74,668

Weighted average number of common units outstanding	42,526,518	42,510,273	42,517,525	42,505,534

Distributable cash flow per unit	$0.46	$0.45	$1.87	$1.76

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.480	$0.435	$1.870	$1.730

Total distribution	$20,422	$18,494	$79,517	$73,537

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net Income	$15,307	$16,988	$72,463	$68,097
Less equity in earnings of NuStar Energy L.P.	(15,416)	(12,793)	(66,859)	(65,573)
Plus cash distributions from NuStar Energy L.P.	21,198	20,271	83,455	77,699
Other income, net	(1,440)	(5,536)	(9,475)	(5,555)

Distributable cash flow	19,649	18,930	79,584	74,668
Less cash distributions from NuStar Energy L.P.	(21,198)	(20,271)	(83,455)	(77,699)
Plus distributions of equity in earnings of NuStar Energy L.P.	15,416	12,966	66,859	65,746
Net effect of changes in operating accounts	6	(7,367)	8,837	(2,761)

Net cash provided by operating activities	$13,873	$4,258	$71,825	$59,954